UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (December 14, 2011)

TAXMASTERS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-11986-LA	91-2008803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

900 Town & Country Lane, Suite 400, Houston, TX	77024
(Address of principal executive offices)	(Zip Code)

(281) 497-5937
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

TaxMasters, Inc., a Nevada corporation (the "Company"), entered into a Securities Purchase Agreement (the "Purchase Agreement") with VIG Venture Fund  I, LLC, a Delaware limited liability company, on December 14, 2011, for the sale, in one or more tranches to be closed within 6 months of the first closing, of  (i) up to $3,000,000 of its common stock at a price per share equal to the volume weighted average price of the common stock for the 10 trading days immediately before each closing and (ii) three-year warrants exercisable to purchase that number of shares of common stock equal to the number of shares of common stock purchased in each closing, with an exercise price per share equal to 110% of the volume weighted average price of the common stock for the 10 trading days immediately before each closing.  The warrants contain customary adjustments for corporate events such as reorganizations, splits and dividends.

As additional consideration, the purchaser agreed to issue a note in favor of the Company in the amount of $254,503.22 representing payment for two years of interest due under that certain Promissory Note and Security Agreement dated as of November 9, 2011 between Global One Financial, Inc. and the Company.

The completion of the offering is subject to the satisfaction of customary closing conditions. The first tranche of the offering funded on December 14, 2011 for gross proceeds of $200,000.  In this first closing, 1,818,182 shares of common stock were sold at a purchase price of $0.11 per share and warrants to purchase 1,818,182 shares of common stock with an exercise price of $0.12 per share were issued to the purchaser.

The Company is obligated to pay fees equal to eight percent (8%) of the gross proceeds to placement agents in connection with the transaction.

The description of the documents in this current report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the transaction documents.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAXMASTERS, INC., a Nevada corporation

Date: December 20, 2011	By:	/s/ Patrick Cox
Patrick Cox
Chief Executive Officer